Exhibit 99.5

October 8, 2004

eLong, Inc.

Block B, Xing Ke Plaza,

10 Jiuxianqiao Zhonglu

Chaoyang District

Beijing 100016

People’s Republic of China

Dear Sirs,

Re: eLong, Inc.—Initial Public Offering

In connection with the proposed initial public offering of eLong, Inc. (the “Company”), I hereby consent to the inclusion of my name, the description of my professional background and my proposed appointment as a director of the Company, each as included and described in the attached Registration Statement on Form F-1, as may be amended from time to time, of the Company (including a form of the prospectus relating to the securities) to be filed with the U.S. Securities and Exchange Commission.

While I am not a director of the Company as of the date hereof, I am aware that my proposed appointment as a director of the Company with effect upon the completion of the initial public offering by the Company, as disclosed in the Registration Statement on Form F-1, subjects me to certain obligations and liabilities under the rules and regulations of the U.S. securities laws.

Yours sincerely,

/s/ Thomas Gurnee

Name: Thomas Gurnee

Title: Director